UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORUM REAL ESTATE INCOME FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Template Name: ForumMF34492

From Email: Forum Real Estate Income Fund <noenvelope@proxydirectmail.com>

ReplyTo Email: noreplycfs@proxydirectmail.com

Email Subject: Your Vote is Important - Forum Real Estate Income Fund –

     Special Meeting of Shareholders

Dear Shareholder:

Thank you for choosing electronic delivery of your Forum Real Estate Income Fund (the "Fund") documents. You are receiving this email because you consented to receive your proxy materials over the Internet. This email provides the information you will need to view the Proxy Statement online and vote your shares.

The 2025 Special Meeting of Shareholders (the "Special Meeting") of Forum Real Estate Income Fund, will be held virtually on June 20, 2025 at 10:00 a.m. Mountain Time. It is important that you actively participate in the proxy process. For your convenience, electronic versions of the Proxy Statement, and the Sample Proxy Card are available at the below website for you to view or download.

https://www.proxy-direct.com/for-34492

After you have reviewed the materials, please submit your vote promptly. Voting promptly can help decrease the costs to the Company.

Voting Your Proxy Via the Internet

Online voting is a convenient and a secure way to vote on the Proxy Statement. You may access your proxy card and vote your shares by clicking on the link(s) provided below. The link will take you directly to the proxy voting site where you can submit your vote.

The control number and security code shown below will auto-populate when you click on the link(s) provided below.

Forum Real Estate Income Fund

Control Number: 49299999000000
Security Code: 99999999

Click Here to Vote

You can also go to http://www.proxy-direct.com and enter your control numbers and security code exactly as they appear above. If multiple control numbers and security codes appear, you will need to vote each individually for your vote to be captured on all accounts.

Voting Your Proxy By Telephone

To vote by telephone (toll-free), please call 1-(800) 337-3503 and follow the instructions when prompted. When the system prompts you to enter the 14 digit number located in the shaded box on your proxy card, please enter the Control Number from this e-mail. When the system prompts you to enter the 8 digit code located in the unshaded box on your proxy card, please enter the Security Code from this email. As a reminder, have your sample proxy card handy when voting online or by telephone.

Should you have any questions about the proxy materials or the proposal, or if you wish to request a paper-copy of the proxy materials, please call us Toll-Free at 888-267-1456 or e-mail us at InvestorRelations@Forumig.com.

Thank you for choosing Forum Real Estate Income Fund

Sincerely,

Computershare Funds Services, Independent Tabulator for Forum Real Estate Income Fund